Exhibit 99.2

PRIMORIS SERVICES CORPORATION DECLARES QUARTERLY CASH DIVIDEND

Announces Results of Annual Meeting of Stockholders and New Board Responsibilities

Lake Forest, CA — May 14, 2010 — Primoris Services Corporation (NASDAQ GM: PRIM; PRIMW) (“Primoris” or “Company”) today announced that its Board of Directors has declared a $0.025 per share cash dividend to stockholders of record as of June 30, 2010, payable on or about July 15, 2010.

The Company also announced that, at its 2010 Annual Meeting held on May 11, 2010, stockholders:

•                  elected the following individuals as Class B Directors: John P. Schauerman, Primoris’s Executive Vice President, Corporate Development; Stephen C. Cook, a Director of the Company since 2008; and Peter J. Moerbeek, Primoris’s Executive Vice President and Chief Financial Officer.   Class B Directors hold office for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2013, or until their respective successors are elected and qualified.

•                  ratified the appointment of Moss Adams, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Mr. Cook has also been named Lead Director of Primoris’s Board of Directors.  Mr. Cook’s responsibilities will include, among other things, chairing Board meetings in the absence of the Chairman and chairing executive sessions.

Primoris’s Board of Directors also appointed Robert A. Tinstman to the Compensation Committee, which will now consist entirely of independent Directors.

About Primoris

Primoris, through various subsidiaries, is one of the largest specialty contractors and infrastructure companies in the United States.  Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers. With the recent acquisition of James Construction Group, Primoris has a significant presence in the Gulf States region where it provides heavy civil construction services.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California. For additional information on Primoris, please visit www.primoriscorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission, including the Company’s Form 10-Q filed on May 10, 2010.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact

Peter J. Moerbeek

Executive Vice President, Chief Financial Officer

(949) 454-7121

pmoerbeek@primoriscorp.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

Gerrard Lobo

Senior Account Executive

(212) 836-9610

globo@equityny.com

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